Exhibit 99.1
MRV APPOINTS GENERAL COUNSEL
CHATSWORTH, CA — February 25, 2009 — MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), announced that it has appointed Jennifer Hankes Painter as Vice President, General Counsel.
Noam Lotan, President and CEO of MRV Communications said, “We are very pleased to have Jennifer join the MRV team as our first in-house counsel. Jennifer’s proven capabilities and over 10 years of experience in corporate law, regulatory compliance, litigation, and negotiations will be a valuable addition to the MRV team as she will help strengthen our management team and position the company for profitable growth.”
As mentioned in MRV’s press release dated February 2, 2009, the Special Committee designated by the Board of Directors to oversee the investigation of certain accounting issues recommended, among other things, the hiring of a General Counsel. Lotan continued, “We believe that the addition of Jennifer is a positive step towards addressing the Special Committee’s findings and improving the company’s corporate governance and compliance.”
Prior to joining MRV, Painter held the position of vice president, assistant general counsel for The Ryland Group, Inc., a national residential homebuilder, where she was responsible for the company’s regulatory compliance, corporate governance, financings, and general corporate and employment law. Prior to The Ryland Group, Painter served as vice president, general counsel at Cadiz Inc., a water and agricultural company with operations in the United States and abroad. At Cadiz, Painter was responsible for domestic and international finance and contract negotiations, regulatory compliance, corporate governance, litigation and intellectual property issues. Painter was also an associate with Sullivan & Cromwell where she dealt with merger and acquisition transactions, including cross-border transactions, IPOs and securities matters for the banking, finance, technology and telecommunications industries. Painter also spent five years in the U.S. Army Corps of Engineers attaining the rank of Captain as an engineer officer where her duties included construction and design project management.
Painter holds a J.D., cum laude, from Loyola Law School in Los Angeles and a Bachelor of Science in Civil Engineering from the United States Military Academy in West Point, NY.
About MRV Communications, Inc.
MRV Communications, Inc. (“MRV”) is a leading provider of network equipment and services, and optical components. MRV’s networking business provides equipment used by commercial customers, governments and telecommunications service providers, and includes switches, routers, physical layer products and out-of-band management products as well as specialized networking products for aerospace, defense and other applications including voice and cellular communication. MRV’s optical components business provides optical communications components for metropolitan, access and Fiber-to-the-Premises applications, through its wholly owned subsidiary SourcePhotonics, Inc. MRV markets and sells its products worldwide through a variety of channels, including a dedicated direct sales force, manufacturers’ representatives, value added resellers, distributors and systems integrators. MRV also has operations in Europe
Exhibit 99.1-1

that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as internally developed and manufactured products. Publicly traded since 1992, MRV is listed on the NASDAQ National Market under the symbol MRVC. For more information about MRV and its products, please call (818) 773-0900 or visit our websites at www.mrv.com and www.sourcephotonics.com.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Maria Riley
(818) 886-MRVC (6782)	maria@blueshirtgroup.com
ir@mrv.com	(415) 217-2631
Exhibit 99.1-2